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FOR IMMEDIATE RELEASE                                              Exhibit 99.1
For:  United Fire & Casualty Company
      118 Second Avenue SE, PO Box 73909
      Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company reports First Quarter 2003 results

  .   First quarter net income totaled $11.6 million, or $1.04 per share
  .   Net operating income* increased to $1.22 per share
  .   Total revenues increased 9 percent to $134.9 million
  .   Book value of $30.42 per share as of March 31, 2003

CEDAR RAPIDS, IA - May 5, 2003 - United Fire & Casualty Company (Nasdaq: UFCS) today reported first quarter 2003 net income of $11.6 million, or $1.04 per share (after providing for the dividend on the convertible preferred stock), which includes net realized capital losses of $2.8 million, compared to first quarter 2002 net income of $11.1 million, or $1.11 per share, which included net realized capital gains of $.5 million. First quarter diluted earnings were $.99 per share and $1.10 per share for 2003 and 2002, respectively.

Net operating income for the first quarter of 2003 was $12.2 million, versus $10.7 million for the first quarter of 2002. First quarter operating earnings were $1.22 per share (after providing for the dividend on the convertible preferred stock) and $1.07 per share for 2003 and 2002, respectively.

Total revenues increased by $11.6 million to $134.9 million in the first quarter of 2003, a 9 percent increase over the first quarter of 2002. First quarter 2003 premiums earned were $110.8 million, compared to $97.4 million in the first quarter of 2002. Investment income rose to $26.1 million in the first quarter of 2003, a 5 percent increase over the first quarter of 2002. The overall improvement in total revenues was primarily the result of property and casualty premium rate increases in 2002 and the continuation of these pricing increases in the first quarter of 2003.

Pre-tax catastrophe losses, net of reinsurance, were $.5 million for the first quarter of 2003, which added less than one point to the combined ratio, with an after-tax earnings impact of 3 cents per share. In comparison, pre-tax catastrophe losses, net of reinsurance, were $.4 million for the first quarter of 2002, which added less than one point to the combined ratio, with an after-tax earnings impact of 3 cents per share. We also have exposure to a hailstorm which passed through Texas in April of this year. To date, we have incurred losses of approximately $3 million related to this storm, which are not included in our first quarter results.

President and Chief Executive Officer John A. Rife commented, "I was very pleased with our first quarter results. We showed respectable gains in nearly all areas of our operating results, which should have a favorable impact this year. We were also fortunate to experience a virtually catastrophe-free first quarter. Of course, our years of experience have taught us not to be overly optimistic, as the second and third quarters normally have a higher rate of catastrophe losses than the first quarter."

* Measures used in this release that are not based on accounting principles generally accepted in the United States ("non-GAAP") are defined and reconciled to the most directly comparable GAAP measures in the "Definitions of Non-GAAP information and reconciliation to comparable GAAP measures" section at the end of this release.

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UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES                                         Three Months Ended March 31,
Operating Results (In thousands, except per share data and number of shares)                     2003           2002
--------------------------------------------------------------------------------------------------------------------
Revenues
Net premiums written                                                                      $   121,313    $   106,698
--------------------------------------------------------------------------------------------------------------------
Net premiums earned                                                                       $   110,848         97,382
Investment income, net                                                                         26,063         24,902
Realized investment gains (losses)                                                             (2,773)           544
Commission and other income                                                                       738            418
--------------------------------------------------------------------------------------------------------------------
Total Revenues                                                                                134,876        123,246
Benefits, Losses and Expenses
Losses and settlement expenses                                                                 68,098         65,650
Increase in liability for future policy benefits                                                2,325          1,481
Amortization of deferred policy acquisition costs                                              22,068         17,254
Other underwriting expenses                                                                    12,046         10,829
Interest on policyholders' accounts                                                            13,854         12,504
--------------------------------------------------------------------------------------------------------------------
Total Benefits, Losses and Expenses                                                           118,391        107,718
--------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                     16,485         15,528
--------------------------------------------------------------------------------------------------------------------
Federal income taxes                                                                            4,864          4,436
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Net income                                                                                $    11,621    $    11,092
====================================================================================================================
Net operating income                                                                      $    13,423    $    10,738
====================================================================================================================
Net operating income after preferred dividends                                            $    12,238    $    10,738
====================================================================================================================
Weighted average shares outstanding                                                        10,037,466     10,036,475
====================================================================================================================
Basic earnings per common share                                                           $      1.04    $      1.11
====================================================================================================================
Diluted earnings per common share                                                         $      0.99    $      1.10
====================================================================================================================
Cash dividends declared per share                                                         $      0.19    $      0.18
====================================================================================================================

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Following is a discussion of first quarter 2003 results for each business segment.

Property and casualty insurance segment

In the first quarter of 2003, our property and casualty insurance segment's pre-tax income was $16.7 million, compared to $11.3 million in the first quarter of 2002. The improvement in pre-tax income was the result of premium rate increases and decreased claims frequency; however, the increase of deferred acquisition cost asset amortization and reduced investment income did offset the improvement to some extent.

Net premiums written in the first quarter of 2003 were $114.3 million, compared to $100.4 million in the first quarter of 2002. Net premiums earned in the first quarter of 2003 were $103.4 million, compared to $90.5 million in the first quarter of 2002. The strong results in both premiums written and premiums earned is due primarily to premium rate increases in 2002 and 2003, as the number of policies in force has actually declined over the past year.

The loss ratio, which includes loss adjustment expenses, was 61.4 percent for the first quarter of 2003, versus 67.9 percent for the first quarter of 2002. The improvement in the loss ratio is primarily attributable to an increase in premium rates and a decrease in claims frequency. Despite this improvement in claims frequency, claims severity has increased in the first quarter of 2003. The expense ratio deteriorated to 28.2 percent in the first quarter of 2003, compared to 27.5 percent in the first quarter of 2002. This deterioration was primarily the result of the increase of our deferred acquisition cost asset amortization.

Rife said, "I'm very encouraged by the first quarter results for our property and casualty segment, notably the substantial increases in our total revenues and net income. In 2003, the current investment environment and reinsurance costs continue to be major drivers of the hard market, which is a market characterized by rising premium rates, within the insurance industry. The joint efforts of our employee and agency forces have been essential to our profitability as we continue to reinforce stricter underwriting discipline, with concentration on our desire for good risks from good agents at adequate prices."

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
Property & Casualty Insurance Operating Results:        Three Months Ended March 31,
(In thousands)                                              2003                2002
------------------------------------------------------------------------------------
Revenues
Net premiums written                                    $114,292            $100,412
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Net premiums earned                                     $103,357            $ 90,535
Investment income, net                                     5,393               6,340
Realized investment gains (losses)                          (106)                392
Commission and other income                                  708                 407
------------------------------------------------------------------------------------
Total revenues                                           109,352              97,674

Benefits, Losses and Expenses
Losses and settlement expenses                            63,459              61,463
Amortization of deferred policy acquisition costs         18,867              14,691
Other underwriting expenses                               10,314              10,241
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Total Benefits, Losses and Expenses                       92,640              86,395
------------------------------------------------------------------------------------
Income before income taxes                                16,712              11,279
------------------------------------------------------------------------------------
Federal income taxes                                       4,935               2,911
------------------------------------------------------------------------------------
Net income                                              $ 11,777            $  8,368
====================================================================================

Life insurance segment

In the first quarter of 2003, our life insurance segment recorded a pre-tax net loss of $.2 million, compared to pre-tax net income of $4.2 million for the first quarter of 2002. The deterioration was primarily attributable to investment write-downs of $3.5 million in the first quarter of 2003, compared to no write-downs in the first quarter of 2002.

Net premiums earned in the first quarter of 2003 were $7.5 million, compared to $6.8 million in the first quarter of 2002. Net investment income increased by $2.1 million, or 11.4 percent in the first quarter of 2003. These improvements in our life insurance segment's first quarter results were offset by investment write-downs, an increase in losses of $.5 million, or 10.7 percent and an increase in interest credited on policyholder accounts of $1.4 million, or 10.8 percent.

The principal product of our life insurance segment is the single-premium deferred annuity. Annuity deposits are not reflected in the net premiums earned when determined on the basis of accounting principles generally accepted in the United States. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the first quarter of 2003, annuity deposits were $22.9 million, compared to $28.1 million in the first quarter of 2002. The decrease in annuities written was the result of lower interest crediting rates in the first quarter of 2003 when compared to the first quarter of 2002.

Rife noted, "Although we were disappointed by the net loss and we experienced an expected decrease in annuity deposits, our life insurance segment's results were operationally good for the first quarter. We do expect the investment area to continue to offer some challenges for us, but we are confident that if the economy continues to recover, the strength of our investment portfolio will be more accurately displayed."

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Life Insurance Operating Results:                   Three Months Ended March 31,
(In thousands)                                           2003          2002
--------------------------------------------------------------------------------
Revenues
Net premiums written                                  $ 7,021       $ 6,286
--------------------------------------------------------------------------------
Net premiums earned                                   $ 7,491       $ 6,847
Investment income, net                                 20,670        18,562
Realized investment gains (losses)                     (2,667)          152
Commission and other income                                30            11
--------------------------------------------------------------------------------
Total Revenues                                         25,524        25,572

Benefits, Losses and Expenses
Losses and settlement expenses                          4,639         4,187
Increase in liability for future policy benefits        2,325         1,481
Amortization of deferred policy acquisition costs       3,201         2,563
Other underwriting expenses                             1,732           588
Interest on policyholders' accounts                    13,854        12,504
--------------------------------------------------------------------------------
Total Benefits, Losses and Expenses                    25,751        21,323
--------------------------------------------------------------------------------
Income (loss) before income taxes                        (227)        4,249
--------------------------------------------------------------------------------
Federal income taxes (benefit)                            (71)        1,525
--------------------------------------------------------------------------------
Bet income (loss)                                     $  (156)      $ 2,724
================================================================================

Financial condition and supplementary financial information

At March 31, 2003, our consolidated total assets were $2.2 billion, compared to $2.2 billion at December 31, 2002. Stockholders' equity at March 31, 2003 was $305.3 million, with a book value of $30.42 per share, versus stockholders' equity of $290.4 million, with a book value of $28.94 per share, as of December 31, 2002.

Stockholders' equity included $59.1 million of after-tax unrealized investment gains as of March 31, 2003, compared to $52.7 million of after-tax unrealized investment gains as of December 31, 2002.

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Financial Condition:                                     March 31,  December 31,
(In thousands, except per share data)                         2003          2002
--------------------------------------------------------------------------------
Total assets                                            $2,214,200   $2,159,475
Total stockholders' equity                                 305,335      290,433
Common stockholders' equity per share                        30.42        28.94
Total Cash & Investments                                 1,913,801    1,858,928
Statutory Capital & Surplus                                255,857      249,375
--------------------------------------------------------------------------------

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Supplementary Financial Analysts' Data:             Three Months Ended March 31,
                                                              2003          2002
--------------------------------------------------------------------------------
GAAP combined ratio:
Loss Ratio                                                   61.40%       67.89%
Expense Ratio                                                28.23%       27.54%
--------------------------------------------------------------------------------
Combined Ratio                                               89.63%       95.43%

Statutory combined ratio:
Loss Ratio                                                   61.40%       68.33%
Expense Ratio                                                28.41%       29.52%
--------------------------------------------------------------------------------
Combined Ratio                                               89.81%       97.85%
================================================================================

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United Fire & Casualty Company is a regional insurer, offering personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); New Orleans, Louisiana; Denver, Colorado; and Galveston, Texas. For the tenth consecutive year, United Fire & Casualty Company has been named to the Ward's 50, a respected benchmark group of the industry's top performing insurance companies.

For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Definitions of Non-GAAP information and reconciliation to comparable GAAP measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual and therefore is not reconciled to accounting principles generally accepted in the United States.

Operating income: The difference between net income (after providing for the dividend on the convertible preferred stock) and operating income is the inclusion of after-tax realized investment gains and losses. We utilize operating income to evaluate underlying performance and because it is a measure commonly evaluated by investors for insurance companies. This measure also is described as net income before after-tax realized investment gains and losses.

==============================================================================================
                     Net Income    After-tax realized
            (after pref. divd.)        gains (losses)    Operating Income    NI / OI per share
----------------------------------------------------------------------------------------------
2003        $10,436,000            $(1,802,000)          $12,238,000         $1.04 / $1.22
2002        $11,092,000            $   354,000           $10,738,000         $1.11 / $1.07
==============================================================================================

Catastrophe losses: Catastrophes are by their nature unpredictable, the frequency and severity of catastrophic losses experienced in any year will impact our results of operations and financial position. In evaluating the underwriting performance of our property and casualty insurance segment, we do so both including and excluding catastrophe losses.

Written premium: Under statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual, written premiums is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. We analyze the trends in written premiums to help measure our underwriting results. Earned premium, which is calculated and used in both statutory and GAAP accounting, is recognized ratably over the policy term. The difference between written and earned premium is unearned premium.

Disclosure of forward-looking statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such risks and uncertainties include the following: 1) the uncertainties of the loss reserving process; 2) the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; 3) the actual amount of new and renewal business; 4) the competitive environment in which we operate; 5) developments in global financial markets that could affect our investment portfolio and financing plans; 6) estimates of the financial statement impact due to regulatory actions;
7) uncertainties relating to government and regulatory policies; 8) legal developments; and 9) changing rates of inflation and other economic conditions. The words "believe," "anticipate," "estimate," "expect," "intend," "future," "will be," or "continue" and variations thereof and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.